Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, FL 32801 | T 407.425.8500 | F 407.244.5288

Holland & Knight LLP | www.hklaw.com

August 4, 2022

fuboTV Inc.

1290 Avenue of the Americas

New York, New York 10104

Re:	fuboTV Inc. – Registration Statement on Form S-3 - Sales Agreement

Ladies and Gentlemen:

We have acted as special local counsel to fuboTV Inc., a Florida corporation (the “Company”), in connection with the proposed public offering and sale of up to $350,000,000 of shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2021 (Registration No. 333-258428) (as so filed and amended, the “Registration Statement”), a base prospectus dated August 12, 2021 (the “Base Prospectus”), and a prospectus supplement dated August 4, 2022 relating to the at-the-market offering of the Shares contemplated by the Sales Agreement (defined below) filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), from time-to-time by the Company in connection with the sales agreement entered into by and among the Company, on the one hand, and Evercore Group, L.L.C., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, and Needham & Company, LLC, as agents, on the other hand, as of August 4, 2022 (the “Sales Agreement”). We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus.

In connection with this opinion letter, we have examined originals or copies, certified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; (iii) the Articles of Incorporation of the Company, as amended to date and currently in effect; (iv) the Amended and Restated Bylaws of the Company, as currently in effect; and (v) certain resolutions of the Company’s Board of Directors (the “Board”) relating to the Shares and related matters. We also examined originals or copies, certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company and other documents as we deemed necessary to deliver the opinions expressed below. In such examination, we have assumed, without inquiry or other investigation, (i) the legal capacity of each natural person executing the agreements described herein; (ii) the authenticity and completeness of all documents submitted to us as originals; (iii) the genuineness of all signatures; (iv) the conformity to the authentic originals of all documents submitted to us as copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (vi) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete; (vii) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion letter and no undisclosed prior waiver of any right or remedy contained in any of the documents; and (viii) that each transaction complies with all tests of good faith, fairness and conscionability required by law. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate, trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

fuboTV Inc.

August 4, 2022

We have also assumed that: (i) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; and (ii) after the issuance of any Shares, the total number of issued shares of the Company’s common stock, together with the total number of shares of the Company’s common stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of common stock under the Company’s Articles of Incorporation.

Based on such examination and subject to the foregoing assumptions, exceptions, qualifications and limitations, we are of the opinion that the Shares are duly authorized, and when issued and delivered against payment of the consideration therefor in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and nonassessable.

The laws covered by the opinions expressed herein are limited to the laws of the State of Florida.

The Shares may be issued from time to time on a delayed or continuous basis, and this opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. Our opinions are limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein. This opinion letter speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

HOLLAND & KNIGHT LLP